Exhibit 10.1

BLACK STONE MINERALS, L.P.
LONG-TERM INCENTIVE PLAN
RESTRICTED UNIT AWARD GRANT NOTICE
Pursuant to the terms and conditions of the Black Stone Minerals, L.P. Long-Term Incentive Plan, as amended from time to time (the “Plan”), Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), hereby grants to the individual listed below (“you” or “Employee”) the number of Restricted Units (all of which shall consist of Common Units) set forth below (the “Restricted Units”). This award of Restricted Units (this “Award”) is subject to the terms and conditions set forth herein as well as the terms and conditions set forth in the Restricted Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Employee:	[FIRSTNAME] [MIDDLENAME] [LASTNAME]
Date of Grant:	[GRANTDATE]
Employer:
Black Stone Natural Resources Management Company or any other entity that may employ Employee after the Date of Grant and which entity is the General Partner, Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), or any of their respective Affiliates.

Number of Restricted Units Granted: Qualifying Termination Percentage:	[SHARESGRANTED] Restricted Units [●]%
Vesting Schedule:	Subject to the Agreement, the Plan and the other terms and conditions set forth herein, the Restricted Units (rounded to the nearest whole number of Restricted Units, except in the case of the final vesting date) shall vest in accordance with the following schedule so long as you remain continuously employed by the Employer from the Date of Grant through each vesting date set forth below:
	Vesting Date [●] [●] [●]	Portion of the Award that Becomes Vested 1/3 1/3 1/3

By clicking to accept, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Unit Award Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.
In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the General Partner or any Affiliate may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the General Partner. Electronic delivery may be made via the electronic mail system of the General Partner or one of its Affiliates or by reference to a location on an intranet site to which you have access. You hereby consent to any and all procedures the General Partner has established or may establish for an electronic signature system for delivery and acceptance of any such documents.
You also understand and acknowledge that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code (a “Section 83(b) Election”) with respect to the Restricted Units. This election must be filed no later than 30 days after Date of Grant. This time period cannot be extended. If you wish to file a Section 83(b) Election, an election form is attached to this Grant Notice as Exhibit B. By clicking to accept, you acknowledge that (a) you have been advised to consult with a tax advisor regarding the tax consequences of the Restricted Units and (b) the timely filing of a Section 83(b) Election is your sole responsibility, even if you request the Employer, the General Partner or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing or to file such election on your behalf.
You acknowledge and agree that clicking to accept this Award constitutes your electronic signature and is intended to have the same force and effect as your manual signature.
Remainder of Page Intentionally Blank;
Signature Page Follows
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IN WITNESS WHEREOF, the General Partner has caused this Grant Notice to be executed by an officer thereunto duly authorized effective for all purposes as provided above.

BLACK STONE MINERALS GP, L.L.C. By: Steve Putman Senior Vice President, General Counsel, and Secretary

Signature Page to
Restricted Unit Award Grant Notice

EXHIBIT A
RESTRICTED UNIT AWARD AGREEMENT
This Restricted Unit Award Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), and [ ] (“Employee”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award.  Effective as of the Date of Grant, the General Partner hereby grants to Employee the number of Restricted Units (all of which shall consist of Common Units) set forth in the Grant Notice (the “Restricted Units”) on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
2.Issuance Mechanics. The General Partner shall (a) cause a certificate or certificates representing such Common Units to be registered in the name of Employee, or (b) cause such Common Units to be held in book-entry form.  If a certificate is issued, it shall be delivered to and held in custody by the General Partner and shall bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions (as defined below) and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the United States Securities and Exchange Commission, any applicable federal or state securities laws or any securities exchange on which the Common Units are then listed or quoted. If the Common Units are held in book-entry form, then such entry will reflect that the Common Units are subject to the restrictions of this Agreement.
3.Forfeiture Restrictions.
(a)The Restricted Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of except as provided in this Agreement or the Plan. In the event of the termination of Employee’s employment with the Employer, except as otherwise expressly provided in this Agreement, Employee shall immediately and without any further action by the General Partner, forfeit and surrender for no consideration all of the Restricted Units with respect to which the Forfeiture Restrictions have not lapsed as of the date of such termination. The prohibition against transfer and the obligation to forfeit and surrender the Restricted Units upon termination of Employee’s employment as provided in this Section 3(a) are referred to herein as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Units.
(b)In the event of a Qualifying Termination (as defined in Section 3(d)) prior to the vesting of all of the Restricted Units, subject to Employee’s compliance with the release requirement described in Section 3(f), the Forfeiture Restrictions on the Applicable Restricted

Exhibit A-1

Units (as defined in Section 3(d)) shall automatically lapse and the Applicable Restricted Units shall immediately thereafter become Earned Units so long as Employee has remained continuously employed by the Employer from the Date of Grant through the date of such Qualifying Termination; provided, however, that if such Qualifying Termination occurs within 24 months following a Change of Control, the Forfeiture Restrictions on all unvested Restricted Units will lapse automatically in accordance with Section 3(e) without any further action by the General Partner or the Partnership and such Restricted Units shall immediately thereafter become Earned Units so long as Employee has remained continuously employed by the Employer from the Date of Grant through the date of such Qualifying Termination.
(c)In the event of a termination of Employee’s employment due to Employee’s Disability (as defined in Section 3(d)) or death prior to the vesting of all of the Restricted Units, the Forfeiture Restrictions on all unvested Restricted Units will lapse automatically in accordance with Section 3(e) without any further action by the General Partner or the Partnership and such Restricted Units shall immediately thereafter become Earned Units so long as Employee has remained continuously employed by the Employer from the Date of Grant through the date of such termination.
(d)As used herein, the following terms have the meanings set forth below:
(i)“Applicable Restricted Units” means the number of Restricted Units equal to A minus B, where “A” is the product of (x) the number of Restricted Units granted hereunder,(y) a fraction, the numerator of which is the number of days during the period beginning on the Date of Grant and ending on the date of Employee’s Qualifying Termination, and the denominator of which is the number of days during the period beginning on the Date of Grant and ending on the last vesting date set forth in the Grant Notice, and, (z) the Qualifying Termination Percentage set forth in the Grant Notice; and “B” is the cumulative number of Restricted Units that became vested prior to the date of Employee’s Qualifying Termination.
(ii)“Cause” has the meaning assigned to such term in Employee’s severance agreement with the General Partner or one of its Affiliates; provided, however, that if Employee does not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Cause,” then “Cause” means a determination by two-thirds of the Board that Employee:
(1)willfully and continually failed to substantially perform Employee’s duties to the Partnership and its Affiliates (other than a failure resulting from Employee’s Disability);
(2)willfully engaged in conduct that is demonstrably and materially injurious to the Partnership, the General Partner or any of their respective Affiliates, monetarily or otherwise;
(3)has been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;
Exhibit A-2

(4)has committed an act of fraud, or material embezzlement or material theft, in each case, in the course of Employee’s employment relationship with the Employer or one of its Affiliates, or
(5)has materially breached any obligations of Employee under any written agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between Employee and the Partnership, the General Partner or any of their respective Affiliates.
Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, Employee shall have 30 days following the delivery of written notice by the Employer or one of its Affiliates within which to cure any actions or omissions described in clauses (1), (2), (4) or (5) constituting Cause; provided however, that, if the Employer reasonably expects irreparable injury from a delay of 30 days, the Employer or one of its Affiliates may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Employee’s employment without notice and with immediate effect.
(iii)“Disability” means Employee’s incapacity, due to accident, sickness or another circumstance, that renders Employee unable to perform the essential functions of Employee’s job function, with reasonable accommodation, for a period of at least 90 consecutive days or 120 days in any 12-month period.
(iv)“Good Reason” has the meaning assigned to such term in Employee’s severance agreement with the General Partner or one of its Affiliates; provided, however, that if Employee does not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Good Reason,” then “Good Reason” means the occurrence of any of the following events without Employee’s written consent:
(1)a reduction in Employee’s total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions;
(2)a relocation of Employee’s principal place of employment by more than 50 miles from the location of Employee’s principal place of employment as of the Date of Grant;
(3)any material breach by the Partnership or the General Partner of any material provision of this Agreement;
(4)a material, adverse change in Employee’s title, authority, duties or responsibilities (other than while Employee has a Disability);
Exhibit A-3

(5)a material adverse change in the reporting structure applicable to Employee; or
(6)following a Change of Control, either (x) a failure of the General Partner or one of its Affiliates to continue in effect any benefit plan or compensation arrangement in which Employee was participating immediately prior to such Change of Control or (y) the taking of any action by the General Partner or one of its Affiliates that adversely affects Employee’s participation in, or materially reduces Employee’s benefits or compensation under, any such benefit plan or compensation arrangement, unless, in the case of either clause (x) or (y), there is substituted a comparable benefit plan or compensation arrangement that is at least economically equivalent to the benefit plan or compensation arrangement being terminated or in which Employee’s participation is being adversely affected or Employee’s benefits or compensation are being materially reduced.
Notwithstanding the foregoing provisions of this definition or any other provision of the Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) Employee must provide written notice to the General Partner of the existence of the condition(s) providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds; (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the General Partner’s receipt of such written notice; and (C) the date of Employee’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.
(v)“Qualifying Termination” means a termination of Employee’s employment by reason of (1) a termination of Employee’s employment by the Employer without Cause, or (2) Employee’s resignation for Good Reason.
(e)The Restricted Units shall be released from the Forfeiture Restrictions in accordance with the vesting schedule set forth in the Grant Notice.  The Restricted Units with respect to which the Forfeiture Restrictions lapse without forfeiture are referred to herein as the “Earned Units.” As soon as administratively practicable following the release of any Restricted Units from the Forfeiture Restrictions, the General Partner shall, as applicable, either deliver to Employee the certificate or certificates representing such Common Units in the General Partner’s possession belonging to Employee, or, if the Common Units are held in book-entry form, then the General Partner shall remove the notations indicating that the Common Units are subject to the restrictions of this Agreement.  Employee (or the beneficiary or personal representative of Employee in the event of Employee’s death or disability, as the case may be) shall deliver to the General Partner any representations or other documents or assurances as the General Partner or its representatives deem necessary or advisable in connection with any such delivery.
Exhibit A-4

(f)As a condition to any accelerated vesting described herein, Employee must first execute within the time provided to do so (and not revoke in any time provided to do so), a release, in a form acceptable to the General Partner, releasing the Committee, the Employer, the Partnership, the General Partner, their respective Affiliates, and each of the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Employer and any of its Affiliates or the termination of such employment, but excluding all claims to payments under the Plan and this Agreement.
4.Distributions. Distributions that are paid or distributed with respect to a Restricted Unit (whether in the form of Units or other property (including cash)) shall be paid and distributed to Employee on or within 30 days following the date distributions are made to the unitholders of the Partnership, regardless of whether the Restricted Units have become vested. Distributions paid or distributed in the form of securities with respect to Restricted Units shall bear such legends, if any, as may be determined by the Committee from time to time to reflect the terms and conditions of this Agreement and to comply with applicable securities laws.
5.Rights as Unitholder.  Except as otherwise provided herein, upon issuance of the Restricted Units, Employee shall have all the rights of a holder of Common Units with respect to such Restricted Units subject to the restrictions herein, including the right to vote the Common Units.
6.Tax Withholding. Upon any taxable event arising in connection with the Restricted Units, the General Partner shall have the authority and the right to deduct or withhold (or cause the Employer or one of its Affiliates to deduct or withhold), or to require Employee to remit to the General Partner (or the Employer or one of its Affiliates), an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the General Partner or the Employer or one of its Affiliates shall withhold, or cause to be surrendered, from any cash or equity remuneration (including any of the Common Units issued under this Agreement) then or thereafter payable to Employee an amount equal to the aggregate amount of taxes required to be withheld with respect to such event. If such tax obligations are satisfied through the withholding or surrender of Common Units pursuant to this Agreement, the number of Common Units so withheld (or surrendered) shall be the number of Common Units that have an aggregate Fair Market Value on the date of withholding equal to the aggregate amount of taxes required to be withheld, determined based on the greatest withholding rates for federal, state, local and foreign income tax and payroll tax purposes, as determined by the Committee. Employee acknowledges and agrees that none of the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates has made any representation or warranty as to the tax consequences to Employee as a result of the receipt of the Restricted Units, the lapse of any Forfeiture Restrictions or the forfeiture of any of the Restricted Units pursuant to the Forfeiture Restrictions. Employee represents that he is in no manner relying on the Board, the Committee, the Partnership, General Partner, the Employer or any of
Exhibit A-5

their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Employee represents that he has consulted with any tax consultants that Employee deems advisable in connection with the Restricted Units.
7.Refusal to Transfer; Stop-Transfer Notices.  The Partnership shall not be required (a) to transfer on its books any Common Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Common Units or to accord the right to vote or pay distributions to any purchaser or other transferee to whom such Common Units shall have been so transferred.  Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Partnership or the General Partner may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Partnership transfers its own securities, it may make appropriate notations to the same effect in its own records.
8.Restricted Units Not Transferable.  Prior to becoming Earned Units, the Restricted Units may not be (a) sold, pledged, assigned or transferred in any manner during the lifetime of Employee other than by will or the laws of descent and distribution, unless and until the Forfeiture Restrictions have lapsed, or (b) liable for the debts, contracts or engagements of Employee or his or her successors in interest. Except to the extent expressly permitted by the preceding sentence, any purported sale, pledge, assignment, transfer, attachment or encumbrance of the Restricted Units or any interest or right therein shall be null, void and unenforceable against the Partnership, the General Partner, the Employer and their respective Affiliates.
9.Section 83(b) Election. If Employee makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Units as of the Date of Grant rather than as of the date or dates upon which Employee would otherwise be taxable under Section 83(a) of the Code, Employee hereby agrees to (a) use the election form provided in Exhibit B for such purpose and (b) deliver a copy of such election to the General Partner promptly after filing such election with the Internal Revenue Service.
10.No Right to Continued Employment or Awards.
(a)For purposes of this Agreement, Employee shall be considered to be employed by the Employer as long as Employee remains an “Employee” (as such term is defined in the Plan), or an employee of a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment at the time of the termination of the status of the entity or other organization that employs Employee as an “Affiliate” of the General Partner. Nothing in the adoption of the Plan, nor the grant of the Restricted Units pursuant to the Grant Notice and this Agreement, shall confer upon Employee the right to continued employment by, or a continued service relationship with, the Employer or any of its Affiliates, or any other entity,
Exhibit A-6

or affect in any way the right of the Employer or any such Affiliate, or any other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Employer, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Employer, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.
(b)The grant of the Restricted Units is a one-time Award and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future Awards will be at the sole discretion of the Committee.
11.Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Employer. In the case of the Partnership or General Partner, such notices or communications shall be effectively delivered if sent by registered or certified mail to the General Partner at its principal executive offices.
12.Agreement to Furnish Information. Employee agrees to furnish to the General Partner all information requested by the General Partner to enable the General Partner or any of its Affiliates to comply with any reporting or other requirement imposed upon the General Partner or any of its Affiliates by or under any applicable statute or regulation.
13.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereunder; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Partnership, the General Partner, the Employer or any of their respective Affiliates and Employee in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the General Partner.
Exhibit A-7

14.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
15.Successors and Assigns. The General Partner may assign any of its rights under this Agreement without Employee’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee's beneficiaries, executors, administrators and the person(s) to whom the Restricted Units may be transferred by will or the laws of descent or distribution.
16.Clawback. Notwithstanding any provision in this Agreement or the Grant Notice to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Restricted Units granted hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
17.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
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Exhibit A-8

EXHIBIT B
SECTION 83(b) ELECTION
The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for such property.

1.    The name, taxpayer identification number and address of the undersigned (the “Taxpayer”), and the taxable year for which this election is being made are:
Taxpayer’s Name:

Taxpayer’s Social
Security Number:         - -

Taxpayer’s Address:

Taxable Year:            Calendar Year

2.    The property that is the subject of this election (the “Property”) is ________ common units of Black Stone Minerals, L.P.

3.    The Property was transferred to the Taxpayer on ___________________.
4.    The Property is subject to the following restrictions: The units are subject to various transfer restrictions and are subject to forfeiture in the event certain service conditions are not satisfied.
5.    The fair market value of the Property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $__________ per unit x ________ units = $_______________.

6.    The amount paid by the Taxpayer for the Property is $__________ per unit x ________ units = $_______________.
7.    The amount to include in gross income is $_______________.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Property. A copy of the election also will be furnished to the person for whom the services were performed. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the Property is transferred. The undersigned is the person performing the services in connection with which the Property was transferred.

Dated:
                            Taxpayer’s Signature

Exhibit B-1